AVATAR

FOR IMMEDIATE RELEASE
Contact : Avatar Holdings Inc.

201 Alhambra Circle

Coral Gables, FL 33134

Juanita I. Kerrigan

(305) 442-7000

AVATAR REPORTS SECOND QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – August 10, 2009 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported a net loss of $9,777,000 ($1.13 per share, diluted) on revenues of $19,355,000 for the three months ended June 30, 2009, compared to a net loss of $6,921,000 ($0.81 per share, diluted) on revenues of $24,930,000 for the three months ended June 30, 2008.

For the six months ended June 30, 2009, Avatar reported a net loss of $18,371,000 ($2.12 per share, diluted) on revenues of $34,702,000, compared to a net loss of $7,793,000 ($0.91 per share, diluted) on revenues of $55,462,000 for the same period in 2008.

During the three months ended June 30, 2009, Avatar closed on 70 homes, equal to the 70 homes closed during the three months ended June 30, 2008. However, dollar volume decreased by 20.8% to $14,300,000 compared to $18,055,000 for the three months ended June 30, 2008.

During the first six months of 2009, Avatar closed on 104 homes, a 23.0% decrease from the 135 units closed during the comparable period of 2008. Dollar volume decreased by 37.9% to $22,055,000, compared to $35,532,000 for the first six months of 2008.

The number of housing contracts signed, net of cancellations, during the three months ended June 30, 2009 declined by 1.5% to 65, compared to 66 for the three months ended June 30, 2008. The dollar volume of contracts signed declined by 39.6% compared to the three months ended June 30, 2008, to $10,858,000 compared to $17,980,000.

The number of housing contracts signed, net of cancellations, for the six months ended June 30, 2009 increased by 2.5% to 122, compared to 119 for the first six months of 2008. The dollar volume of contracts signed declined by 29.9% compared to the first six months of 2008, to $21,196,000 compared to $30,253,000.

Results for the six and three months ended June 30, 2009 include pre-tax income of $1,987,000 on revenues of $2,064,000 and $209,000 on revenues of $239,000, respectively, from commercial, industrial and other land sales.

At June 30, 2009, Avatar had cash and cash equivalents of $182,299,000. The Company’s debt at June 30, 2009 was $118,307,000, which includes the net carrying amount of $62,293,000 for the $64,804,000 outstanding principal amount of 4.50% Convertible Senior Notes and $55,903,000 borrowed under the unsecured line of credit. Avatar’s book value per share at June 30, 2009 is $46.54.

* * * * * * *

Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, TerraLargo in Lakeland, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market LLC under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the continuing decline in value and the instability of the financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increasing level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; Avatar’s access to financing; geopolitical risks; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Active adult homes are intended for occupancy by at least one person 55 years or older.

# # #

SELECTED FINANCIAL DATA FOR THE SIX MONTHS AND THREE MONTHS ENDED
JUNE 30, 2009 AND 2008
(Unaudited – Dollars in thousands except per share data)

	Six Months		Three Months
	2009	2008	2009	2008
Revenues	$34,702	$55,462	$19,355	$24,930
Loss before income taxes	$(19,201)	$(12,613)	$(9,777)	$(11,218)
Income Tax Benefit	$830	$4,820	$—	$4,297
Net loss	$(18,371)	$(7,793)	$(9,777)	$(6,921)
Basic and Diluted EPS	$(2.12)	$(0.91)	$(1.13)	$(0.81)

Selected Balance Sheet Data

June 30, 2009 December 31, 2008

Cash and cash equivalents	$182,299	$175,396
Total assets	$562,467	$594,812
Total stockholders’ equity	$411,257	$429,511
Book Value per share	$46.54	$48.64